Exhibit 99.3

SURNA INC.

FORM OF RESTRICTED STOCK UNIT AGREEMENT

FOR

1.       Award of Restricted Stock Units. Surna Inc., a Nevada corporation (the “Company”) hereby grants, as of this ____ day of _________, 20__ (the “Date of Grant”), to __________ (the “Recipient”), _________________ Restricted Stock Units (collectively the “Restricted Stock Units”). The Restricted Stock Units shall be subject to the terms, provisions, and restrictions set forth in this Restricted Stock Unit Agreement (the “Agreement”) and the Company’s 2017 Equity Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein for all purposes. As a condition to entering into this Agreement, and to the issuance of any shares of the Company’s common stock, par value $0.00001 per share (“Shares”) (or any other securities of the Company pursuant thereto), the Recipient agrees to be bound by all of the terms and conditions herein and in the Plan and all applicable laws and regulations. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan.

2.       Vesting of Restricted Stock Units. Except as otherwise provided in Section 3, the Restricted Stock Units shall become vested in the following amounts, at the following times, and upon the following conditions (the “Vesting Schedule”):

a.       Time-based Restricted Stock Units.

Number of Time-based Restricted Stock Units	Vesting Schedule
________	Vest on _______, if the Continuous Service of the Recipient continues through and on that date

________	Vest on _______, if the Continuous Service of the Recipient continues through and on that date

________	Vest on _______, if the Continuous Service of the Recipient continues through and on that date

b.       Performance-based Restricted Stock Units.

Number of Performance-based Restricted Stock Units	Vesting Schedule
__________	Vest on _______, if ____________________________ (provided the Continuous Service of the Recipient continues through and on _________)
__________	Vest on _______, if ____________________________ (provided the Continuous Service of the Recipient continues through and on _________)
__________	Vest on _______, if ____________________________ (provided the Continuous Service of the Recipient continues through and on _________)

There shall be no proportionate or partial vesting of Restricted Stock Units in the periods prior to each Vesting Date, and except as otherwise provided in Section 3 hereof, all vesting of Restricted Stock Units shall occur only as set forth in the foregoing Vesting Schedules.

The Time-based Restricted Stock Units and the Performance-based Restricted Stock Units are referred to herein collectively as the “Restricted Stock Units.” Any Performance-based Restricted Stock Units that do not vest on the date specified above due to failure to meet the applicable performance threshold will be forfeited on such date.

[Insert definitions for performance thresholds used to determine the vesting of Performance-based Restricted Stock Units]

Notwithstanding any other provisions in this Agreement or the Plan to the contrary, any equity-based incentive or other compensation paid to the Recipient pursuant to this Agreement which is subject to recovery under any law, governmental regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement.

3.       Forfeiture of Non-Vested Restricted Stock Units. Upon termination of the Recipient’s Continuous Service for any reason, any Restricted Stock Units that are not vested, and that do not become vested pursuant to this Section 3 as a result of such termination, shall be forfeited immediately upon such termination of Continuous Service without any payment to the Recipient, except as follows:

a.       Change of Control. In the event that (i) there is a “Change in Control” (as defined in the Plan) that occurs prior to the date on which any unvested portion of the Restricted Stock Units become fully vested, and (ii) during the period following the date of such Change in Control, the Company terminates the Recipient’s employment other than for Cause (as defined in the Plan), then ___% of the unvested portion of the Restricted Stock Units as of the date of such termination shall vest (other than those Performance-based Restricted Stock Units that have been previously forfeited due to failure to meet the performance threshold).

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b.       Death. Notwithstanding any provisions of the Plan, if the Recipient’s Continuous Service should terminate due to the Recipient’s death, then _________________________. Any other unvested portion of the Restricted Stock Units at the time of the Recipient’s death under Section 2 shall be forfeited.

c.       Termination by the Company without Cause. Notwithstanding any provisions of the Plan, if the Recipient’s employment with the Company should terminate at the election of the Company without Cause, then _______________________________________________________. Any other unvested portion of the Restricted Stock Units at the time of the Recipient’s termination of employment by the Company without Cause under Section 2 shall be forfeited.

The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Recipient’s forfeiture of Restricted Stock Units pursuant to this Section 3.

4.       Delivery of Vested Restricted Stock Units. The Company shall deliver to the Recipient one Share for each vested Restricted Stock Unit awarded hereunder within 30 days following the date on which the portion of the Restricted Stock Units to which the distribution relates becomes vested (but in no event later than March 15 of the calendar year following the calendar year in which the Restricted Stock Units to which the distribution relates become vested). No Shares shall be issued pursuant to this Agreement unless and until such issuance shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded. If the Recipient is an officer or director of the Company, or more than 10% stockholder in the Company, and the Shares are the subject of a registration statement on Form S-8, the Recipient acknowledges and agrees that the Shares delivered may be deemed to be “control securities” under Rule 144 promulgated under the Securities Act and, accordingly, the resale of the Shares may be restricted under Rule 144 and the certificates representing such Shares may contain the restrictive legend under the Securities Act. The Recipient shall comply with any insider trading policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company. The Recipient agrees not to sell or otherwise dispose of the Shares in any manner which would constitute a violation of any applicable federal or state securities laws.

5.       Rights with Respect to Restricted Stock Units.

a.       No Rights as Stockholder until Delivery. Except as otherwise provided in this Section 5, the Recipient shall not have any rights, benefits, or entitlements with respect to the Shares corresponding to the Restricted Stock Units unless and until those Shares are delivered to the Recipient (and thus shall have no voting rights, or rights to receive any dividend declared, before those Shares are so delivered). On or after delivery, the Recipient shall have, with respect to the Shares delivered, all of the rights of a holder of Shares granted pursuant to the certificate of incorporation and other governing instruments of the Company, or as otherwise available at law.

b.       Adjustments to Shares. If at any time while this Agreement is in effect and before any Shares have been delivered with respect to any Restricted Stock Units, there shall be any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination, or exchange of such shares of Common Stock, then and in that event, the Committee shall make any adjustments it deems fair and appropriate, in view of such change, in the number of Shares subject to the Restricted Stock Units then subject to this Agreement. If any such adjustment shall result in a fractional Share, such fraction shall be disregarded.

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c.       No Restriction on Certain Transactions. Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding Restricted Stock Units awarded hereunder, shall not affect in any manner the right, power, or authority of the Company or any Related Entity to make, authorize, or consummate: (i) any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s or any Related Entity’s capital structure or its business; (ii) any merger, consolidation, or similar transaction by or of the Company or any Related Entity; (iii) any offer, issue, or sale by the Company or any Related Entity of any capital stock of the Company or any Related Entity, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Shares represented by the Restricted Stock Units and/or that would include, have, or possess other rights, benefits, and/or preferences superior to those that such Shares include, have, or possess, or any warrants, options, or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company or any Related Entity; (v) any sale, transfer, or assignment of all or any part of the stock, assets, or business of the Company or any Related Entity; or (vi) any other corporate transaction, act, or proceeding (whether of a similar character or otherwise).

6.       Transferability. The Restricted Stock Units are not transferable unless and until the Shares have been delivered to the Recipient in settlement of the Restricted Stock Units in accordance with this Agreement, otherwise than by will or under the applicable laws of descent and distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, and assigns of the Recipient. Any attempt to effect a Transfer of any Restricted Stock Units prior to the date on which the Shares have been delivered to the Recipient in settlement of the Restricted Stock Units shall be void ab initio. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

7.       Tax Matters.

a.       Withholding. As a condition to the Company’s obligations with respect to the Restricted Stock Units (including, without limitation, any obligation to deliver any Shares) hereunder, the Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state, local, or foreign taxes of any kind required to be withheld with respect to the delivery of Shares corresponding to such Restricted Stock Units. If the Recipient shall fail to make the tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including the withholding of any Shares that otherwise would be delivered to Recipient under this Agreement) otherwise due to the Recipient any federal, state, local, or foreign taxes of any kind required by law to be withheld with respect to such Shares.

b.       Satisfaction of Withholding Requirements. The Recipient may satisfy the withholding requirements with respect to the Restricted Stock Units pursuant to any one or combination of the following methods:

i.       payment in cash; or

ii.       if and to the extent permitted by the Committee, payment by surrendering unrestricted previously held shares of Common Stock which have a Fair Market Value equal to the required withholding amount or the withholding of Shares that otherwise would be deliverable to the Recipient pursuant to this Agreement, which have a Fair Market Value equal to the required withholding amount. The Recipient may surrender shares of Common Stock either by attestation or by delivery of a certificate or certificates for shares of Common Stock duly endorsed for transfer to the Company, and if required with medallion level signature guarantee by a member firm of a national stock exchange, by a national or state bank (or guaranteed or notarized in such other manner as the Committee may require).

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c.       Recipient’s Responsibilities for Tax Consequences. The tax consequences to the Recipient (including without limitation federal, state, local, and foreign income tax consequences) with respect to the Restricted Stock Units (including without limitation the grant, vesting, and/or delivery of Shares in settlement thereof) are the sole responsibility of the Recipient. The Recipient shall consult with the Recipients’ own personal accountant(s) and/or tax advisor(s) regarding these matters and the Recipient’s filing, withholding, and payment (or tax liability) obligations.

8.       Amendment, Modification & Assignment; Non-Transferability. This Agreement may only be modified or amended in a writing signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings, or representations, whether oral, written, electronic, or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. This Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part. The rights and obligations created hereunder shall be binding on the Recipient and the Recipient’s heirs and legal representatives and on the successors and assigns of the Company.

9.       Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embodies the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes any and all prior promises, assurances, commitments, agreements, undertakings, or representations, whether oral, written, electronic, or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

10.       Miscellaneous.

a.       No Right to (Continued) Employment or Service. This Agreement and the grant of Restricted Stock Units hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

b.       No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements, or arrangements, and any such plans, agreements, and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

c.       Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or under any applicable law, rule, or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of Restricted Stock Units hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

d.       No Trust or Fund Created. Neither this Agreement nor the grant of Restricted Stock Units hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person. To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

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e.       Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Colorado (without reference to the conflict of laws rules or principles thereof).

f.       Interpretation; Provisions of Plan Control. This Agreement is subject to all the terms, conditions, and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations, and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions, and provisions of the Plan, except as specifically set forth in this Agreement, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Recipient accepts the Restricted Stock Units subject to all of the terms and provisions of the Plan and this Agreement. The undersigned Recipient hereby accepts as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement, unless shown to have been made in an arbitrary and capricious manner.

g.       Notices. Any notice required or permitted by any provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes if delivered personally or sent by registered or certified mail or overnight delivery (with evidence of delivery) charges prepaid, to the address of the party, in the case of the Company, to the Company’s Secretary at 1780 55th Street, Suite A, Boulder, Colorado 80301, or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section. Notices are deemed to have been received on the date that they are delivered to the address.

h.       Headings. Section, paragraph, and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

i.       Non-Waiver of Breach. The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation

j.       Compliance with Section 409A.

i.       General. It is the intention of both the Company and the Recipient that the benefits and rights to which the Recipient could be entitled pursuant to this Agreement are exempt from the requirements of Section 409A of the Code (“Section 409A”), and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Recipient or the Company believes, at any time, that any such benefit or right is not exempt from Section 409A, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with, or are exempt from, the requirements of Section 409A (with the most limited possible economic effect on the Recipient and on the Company).

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ii.       No Representations as to Section 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Recipient that the Restricted Stock Units awarded pursuant to this Agreement or the shares associated with such Units are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Recipient or any Beneficiary for any tax, additional tax, interest or penalties that the Recipient or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

iii.       No Acceleration of Payments. Neither the Company nor the Recipient, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

iv.       Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Recipient is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

k.       Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this ___ day of ________, 2017.

COMPANY:

SURNA INC.

By:
Name:
Title:

The Recipient acknowledges receipt of a copy of the Plan and represents that the Recipient has reviewed the provisions of the Plan and this Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this award of Restricted Stock Units subject to all of the terms and provisions of the Plan and this Agreement. The Recipient further represents that the Recipient has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

Dated: _____________, 20__	RECIPIENT:

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